Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of this 25th day of May, 2017 (the “Effective Date”), between MALVERN BANCORP, INC., a Pennsylvania business corporation (the “Corporation”), MALVERN FEDERAL SAVINGS BANK, a federally chartered stock savings bank (the “Bank”), and WILLIAM J. BOYLAN (“Executive”).

WITNESSETH:

WHEREAS, the Corporation, the Bank and Executive desire to set forth the terms and conditions of Executive’s employment as Executive Vice President and Chief Lending Officer of the Corporation and the Bank.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.          Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Exhibit A hereto.

2.          Employment. Effective from the Effective Date, the Corporation and the Bank each hereby employs Executive and Executive hereby accepts employment with the Corporation and the Bank, on the terms and conditions set forth in this Agreement.

3.          Duties of Employee. Executive shall serve as Executive Vice President and Chief Lending Officer of the Corporation and the Bank, reporting directly and exclusively to the Chief Executive Officer of the Corporation and/or the Bank (each, the “CEO”), and shall have such powers and duties as may from time to time be reasonably prescribed by the CEO, the Board of Directors of the Corporation (the “Corporation Board”) and the Board of the Directors of the Bank (the “Bank Board” and together with the Corporation Board, the “Boards”), provided such powers and duties are consistent with Executive’s position. Executive shall devote his full time, attention and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 4 of this Agreement); provided, however, that this Section 3 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or corporation, or (c) being involved in any other business activity with the prior approval of the Boards. Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation or the Bank, nor may Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation or the Bank.

4.          Term of Agreement.

(a)          Employment Period. This Agreement shall be for a period (the “Employment Period”) beginning on the Effective Date, and if not previously terminated pursuant to the terms of this Agreement, ending on April 2, 2019 (the “Initial Term”). Upon completion of the Initial term, the Employment Period shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless, at least sixty (60) calendar days prior to the expiration of the Initial Term or any extended term, the Corporation or the Bank shall give written notice to Executive, or Executive shall give written to the Corporation or the Bank (each a “Non-renewal Notice”) of its or his intention not to renew such Employment Period. As used in this Agreement, “Employment Period” shall refer to the period beginning on the Effective Date and ending on the date on which the Employee’s employment terminates in accordance with this Section 4 or Sections 6 or 7. Notwithstanding anything herein contained to the contrary, nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement upon such terms as the parties hereto may mutually agree.

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(b)          Termination for Cause. Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement and Executive’s employment hereunder may be terminated by the Corporation or the Bank at any time for Cause. If Executive’s employment is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that the Bank shall pay or provide to Executive the Accrued Obligations.

(c)          Death. Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement and Executive’s employment hereunder shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his accrued unpaid Base Salary as of the date of death and any expense reimbursement due to Executive as of his date of death, and (ii) the Bank shall provide to Executive’s dependents any benefits due under the Bank’s employee benefit plans.

(d)          Disability. Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement and Executive’s employment hereunder may be terminated by the Corporation or the Bank at any time if Executive is unable, as a result of Disability, to perform the essential functions of his position on a full-time basis. In such event, all of Executive’s rights under this Agreement shall cease, except that the Bank shall pay or provide to Executive the Accrued Obligations.

(e)          Resignation from Positions. Upon termination or cessation of Executive’s employment with the Corporation and the Bank, regardless of the reason, Executive shall be deemed to have resigned from all other positions he may then hold with the Corporation, the Bank and any of their affiliates. This Section 4(e) shall constitute a resignation notice for such purposes.

5.          Employment Period Compensation, Benefits and Expenses.

(a)          Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive a base salary during the Employment Period at the rate of $235,000.00 per annum (the “Base Salary”), minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Base Salary may be reviewed from to time by the Corporation Board and/or the Bank Board and either may, in its sole discretion, increase Executive’s Base Salary. Any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases. Executive, the Corporation and the Bank agree that if Executive becomes eligible for short-term and/or long-term disability benefits, or worker’s compensation benefits, then the Bank’s obligation to pay Executive his Base Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive.

(b)          Bonus. Executive shall be eligible for such annual bonus as the Corporation Board and/or the Bank Board, or an applicable committee thereof, determines in its sole discretion, to be appropriate based upon achievement of such performance goals or other factors as the Corporation Board, the Bank Board or such committee deem appropriate. Except as set forth in Section 6, to be eligible for a bonus for a year, Executive must be employed by the Corporation and/or the Bank on the date such bonus is paid; and to be eligible for payment of a bonus for a previous year under Sections 6 or 7, Executive must be employed by the Corporation and/or the Bank in the year in which such amount is paid.

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(c)          Lender Incentive Plan. During the term of this Agreement, Executive shall be eligible to participate in the Bank’s Lender Incentive Plan.

(d)          Vacations, Holidays, Etc. During the term of this Agreement, Executive shall be entitled to vacation days in accordance with policies as established from time to time by the Corporation Board and/or the Bank Board. Executive shall also be entitled to all paid holidays, sick days and personal days provided by the Bank to its regular full-time employees and senior executive officers.

(e)          Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the eligibility and other terms and conditions of each such plan, until such time that the Bank Board authorizes a change in such benefits. The Corporation and the Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of Corporation and Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Corporation and the Bank.

(f)          Perquisites and Business Expenses. During the term of this Agreement, Executive shall be entitled to receive customary and normal perquisites provided to other senior executive officers of the Bank which shall include a car allowance of $600 per month and cell phone allowance of $100 per month. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all customary and usual expenses incurred by him that are properly accounted for in accordance with the policies and procedures established by the Corporation or the Bank for its senior executive officers.

6.          Rights in Event of Termination of Employment on or after a Change in Control.

(a)          In the event that Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause (and other than due to Executive’s death or Disability) during the Employment Period or if the Corporation or the Bank terminate this Agreement pursuant to a Non-Renewal Notice, in each case on or after a Change in Control, or if Executive’s employment is voluntarily terminated by Executive for Good Reason on or after a Change in Control, Executive shall be entitled to receive the Accrued Obligations and, subject to Executive’s execution and non-revocation of a release in accordance with Section 9, the following:

(i)          A lump sum equal to any unpaid annual bonus earned and owed to the Executive for a previous calendar year (without regard to any requirement that Executive be employed on any date or for any period of time following such year) and any amounts earned by Executive but unpaid under the Bank’s Lender Incentive Plan;

(ii)         A lump sum cash payment equal to twenty-four (24) months’ of Executive’s Base Salary (subject to federal, state and local tax withholdings);

(iii)         Any vesting restrictions in connection with grants of equity-based options and other awards shall be waived and Executive shall be fully vested in all such options and awards; and

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(iv)        if Executive validly elects to receive continuation coverage under the Bank’s group health plan pursuant to “COBRA”, Executive shall be reimbursed for the applicable premium otherwise payable for COBRA continuation coverage for the eighteen (18) month period immediately following the effective date of termination to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Bank for the same coverage. The Corporation and/or the Bank may modify the obligation to provide such benefit to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it under the Patient Protection and Affordable Care Act of 2010, as amended (“ACA”), provided that it does so in a manner that to the extent possible, as determined by the Corporation or the Bank in its or their discretion, preserves the economic benefit and original intent of such benefit but does not cause such a penalty or excise tax.

(d)          In the event Executive becomes entitled to any of the payments set forth in this Section 6, he shall not be entitled to any of the payments set forth in Section 7. The payments and benefits described in this Section 6 are in lieu of (and not in addition to) any other severance plan, fund, agreement or other arrangement maintained by the Corporation or the Bank. Fifty percent (50%) of any payments made under this Section 6 shall be made by the Corporation and fifty percent (50%) of any payments made under this Section 6 shall be made by the Bank.

7.          Rights in the Event of Involuntary Termination Prior to a Change in Control.

(a)          If Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause (and other than due to Executive’s death or Disability) or if the Corporation or the Bank terminate this Agreement pursuant to a Non-Renewal Notice, in each case before a Change in Control, or if Executive’s employment is voluntarily terminated by Executive for Good Reason before a Change in Control, the Executive shall be entitled to receive the Accrued Obligations and, subject to the Executive’s execution and non-revocation of a release in accordance with Section 9, Executive shall be entitled to receive the following:

(i)          Executive shall continue to be paid, as severance, his then rate of Base Salary for twelve (12) months. Such severance shall be subject to federal, state and local tax withholdings;

(ii)         if the Executive validly elects to receive continuation coverage under the Bank’s group health plan pursuant to “COBRA”, reimbursement of the applicable premium otherwise payable for COBRA continuation coverage for the six (6) month period immediately following the effective date of termination to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Bank for the same coverage. The Corporation and/or the Bank may modify the obligation to provide such benefit to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it under the ACA, provided that it does so in a manner that to the extent possible, as determined by the Corporation or the Bank in its or their discretion, preserves the economic benefit and original intent of such benefit but does not cause such a penalty or excise tax.

(b)          In the event Executive becomes entitled to any of the payments set forth in this Section 7, he shall not be entitled to any of the payments and benefits set forth in Section 6. The payments and benefits described in this Section 7 are in lieu of (and not in addition to) any other severance plan, fund, agreement or other arrangement maintained by the Corporation or the Bank. Fifty percent (50%) of any payments made under this Section 7 shall be made by the Corporation and fifty percent (50%) of such payments shall be made by the Bank.

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8.          Restrictive Covenants. As a material inducement for the Corporation and the Bank to enter into this Agreement, Executive hereby agrees to be bound by and comply with the terms and conditions of the Non-Competition, Non-Solicitation, Confidentiality and Cooperation Agreement attached herewith as Exhibit B.

9.          Requirement of Release; Cessation and Recovery on Competition. Notwithstanding anything herein to the contrary, Executive’s entitlement to any payments under Sections 6 or 7 (other than the Accrued Obligations) shall be contingent upon Executive’s execution of a release agreement in substantially the form set forth as Exhibit C hereto (and non-revocation thereof within the period of time, if any, allowed by the release). Such release agreement shall be executed, if at all, and the applicable payments and benefits contingent upon the execution of such agreement shall be provided or commence being provided, if at all, within sixty (60) days following the date of termination; provided, however, that if such sixty (60) day period begins in one taxable year and ends in a second taxable year, the payments and benefits will be provided or commence being provided, if at all, in the second taxable year and, in the case of severance payments pursuant to Section 7, the first such payment shall include the payments that would have been made had severance payments commenced immediately following Executive’s termination of employment.

10.        Indemnification; Liability Insurance. The Corporation and the Bank shall indemnify Executive, to the fullest extent permitted by applicable law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of the Corporation and the Bank or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another person or entity. Executive’s right to indemnification provided herein is not exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement.

11.        Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified U.S. mail, postage prepaid with return receipt requested, and by regular U.S. mail, postage prepaid, to Executive’s address, in the case of notices to Executive, and to the principal executive office of the Corporation, in the case of notice to the Corporation or the Bank.

12.         Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.        No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in Sections 6 or 7 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in Sections 6 or 7 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

14.        Assignment. This Agreement shall not be assignable by any party, except by the Bank and the Corporation to any successor in interest to its business.

15.        Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter.

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16.        Successors; Binding Agreement.

(a)          The Corporation and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” and “Bank” shall mean the Corporation and the Bank as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)          This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Executive should die following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

17.        Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.        Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

19.         Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

20.        Limitations on Payments.

(a)          The payments and benefits provided under Section 6 shall be made without regard to whether such payments and benefits, either alone or in conjunction with any other payments or benefits made available to Executive by the Corporation and/or the Bank, will result in Executive being subject to an excise tax under Section 4999 of the Code (the “Excise Tax”) or whether the deductibility of such payments and benefits would be limited or precluded by Section 280G of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by limitation or elimination of payments or benefits provided under Section 6, then the amounts and benefits payable under Section 6 will be reduced to the minimum extent necessary to maximize the Total After-Tax Payments. For purposes of this Section 20, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under this Agreement or otherwise), after reduction for all applicable taxes (including, without limitation, the Excise Tax). If a reduction to the payments or benefits provided under Section 6 is required pursuant to this Section 20, such reduction shall occur to the payments and benefits in the order that results in the greatest economic present value of all payments and benefits actually made to Executive. All determinations to be made under this Section 20 shall be made by the Corporation or the Bank in good faith.

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(b)          As a result of the uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the Change of Control, it is possible that payments and benefits which will not have been made or provided by the Corporation or the Bank should have been made (“Underpayment”) or payments and benefits are made or provided by the Corporation or the Bank which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid to the Corporation or the Bank by the Executive within 30 days of such determination, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that results in an Underpayment, the amount of such Underpayment shall be promptly paid by the Corporation or the Bank to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, within 30 days of such determination. Executive shall take such action (other than waiving Executive’s right to any payments or benefits) as the Corporation or the Bank reasonably requests under the circumstances to mitigate or challenge any tax contemplated by this Section 20.

(c)          All payments made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder.

21.        Recovery of Bonuses and Incentive Compensation. Notwithstanding anything in this Agreement to the contrary, all bonuses and incentive compensation, but not Base Salary, paid to the Executive hereunder (whether in equity or in cash) shall be subject to recovery by the Corporation or the Bank in the event that such bonuses or incentive compensation are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria. In the event that the Corporation Board or the Bank Board determines that a bonus or incentive compensation payment to Executive is recoverable, Executive shall reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to Executive by the Corporation or the Bank of the same.

22.        Application of Code Section 409A.

(a)          Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Executive’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Bank shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the conclusion of such Delay Period.

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(b)          Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c)          Any payments made pursuant to Sections 6 or 7, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(d)          To the extent it is determined that any benefits described in Sections 3(c)-1)(ii), 5(a)(i) and 6(a)(i) are taxable to Executive, they are intended to be payable pursuant to Treas. Reg. §1.409A-1(b)(9)(v), to the maximum extent permitted by said provision.

23.        Limitation on Golden Parachute Payments. Notwithstanding anything in this Agreement to the contrary, the obligation to make payment of any severance payments or benefits as provided herein is conditioned upon (i) the Corporation and the Bank obtaining any necessary approvals from each of their primary regulators (including, where applicable, Federal Deposit Insurance Corporation (“FDIC”) concurrence), and (ii) compliance with applicable law, including 12 C.F.R. Part 359. The Corporation and the Bank covenant and agree to diligently pursue the regulatory approvals described in the prior sentence. In addition, Executive covenants and agrees that the Corporation and the Bank and their successors and assigns shall have the right to demand the return of any “golden parachute payments” (as defined in 12 C.F.R. Part 359) in the event that any of them obtain information indicating that Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in 12 C.F.R. §359.4(a)(4), and Executive shall promptly return any such “golden parachute payment” upon such demand.

24.        Required Provisions. Notwithstanding anything herein contained to the contrary:

(a)           The Corporation and the Bank may terminate Executive’s employment at any time, but any termination by the Corporation or the Bank, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

(b)          If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Corporation and/or the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §§ 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, the obligations of the Corporation and the Bank under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation and the Bank may in their discretion (i) pay Executive all or part of the compensation withheld while their Agreement obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

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(c)           If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of Corporation and/or the Bank by an order issued under Section 8(e) (12 U.S.C. §§ 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, all obligations of the Corporation and the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(d)           If the Corporation or the Bank is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the Federal Deposit Insurance Act, as amended, all obligations of the Corporation and the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the parties.

(e)           All obligations of the Corporation and the Bank under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution, (i) by the FDIC, at the time FDIC enters into an agreement to provide assistance to or on behalf of the Corporation or the Bank under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the Federal Deposit Insurance Act, as amended; or (ii) when the Corporation and the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           Any payments to Executive by the Corporation or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ATTEST:	MALVERN BANCORP, INC.

By: /s/ Anthony C. Weagley
Secretary	Name: Anthony C. Weagley
Title: President & CEO

ATTEST:	MALVERN FEDERAL SAVINGS BANK

/s/ Anthony C. Weagley
Secretary	Name: Anthony C. Weagley
Title: President & CEO

WITNESS:	WILLIAM J. BOYLAN
/s/ William J. Boylan

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EXHIBIT A

DEFINITIONS

The following terms shall have the assigned meaning:

(a)          “Accrued Obligations” means any Base Salary earned by Executive through the effective date of termination that remains unpaid, with any such amounts paid on the first regularly scheduled payroll date following the effective date of termination; (ii) any expense reimbursement due to Executive on or prior to the date of such termination which remains unpaid to Executive, with any such reimbursement being made promptly following the effective date of termination; and (iii) any benefits payable pursuant to employee benefit plans in which Executive participated or was covered as of his date of termination.

(b)          “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Corporation or the Bank has any direct ownership interest shall be treated as an Affiliate of the Corporation and the Bank, respectively.

(c)          “Cause” shall mean Executive’s: (i) indictment, commission of, or the entry of a plea of guilty or no contest to (A) a felony or (B) any crime (other than a felony) that causes the Corporation, the Bank or any of their respective Affiliates public disgrace or disrepute, or adversely affects the Corporation’s, the Bank’s or any of their respective Affiliates’ operations or financial performance or the relationship the Corporation or the Bank has with its Affiliates, (ii) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, (iii) gross negligence, incompetence, or willful misconduct, including, without limitation fraud, embezzlement, theft or personal dishonesty; (iv) breach of fiduciary duty involving personal profit, (v) alcohol abuse or use of controlled substances (other than prescription drugs taken in accordance with a physician’s prescription); (vi) refusal or failure to perform any material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (viii) below) to the Corporation, the Bank or any of their respective Affiliates, which failure or refusal is not cured within 30 days after delivery of written notice thereof; (vii) material breach of any agreement with or duty owed to the Corporation, the Bank or any of their respective Affiliates; or (viii) any breach of any obligation or duty to the Corporation, the Bank or any of their respective Affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights, including the Restrictive Covenants Agreement set forth in Exhibit B hereto.

(d)           “Change in Control” shall mean the occurrence of any of the following:

(i) (A) a merger, consolidation or division involving the Corporation or the Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation or the Bank, or (C) a purchase by the Corporation or the Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy-five percent (75%) or more of the members of the Corporation Board or the Bank Board who are not interested in the transaction and (z) a majority of the members of the board of directors of the legal entity resulting from or existing after any such transaction and the board of directors of such entity’s parent corporation, if any, are former members of the Corporation Board or the Bank Board; or

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(ii)          any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Corporation or the Bank or any Person who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing twenty-five percent (25%) or more of the combined voting power of the Corporation or the Bank’s then outstanding securities;

(iii)          during any period of two (2) consecutive years during the Employment Period, individuals who at the beginning of such period constitute the Corporation Board or the Bank Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least sixty-seven percent (67%) of the directors then in office who were directors at the beginning of the period; or

(iv)          any other transaction involving the Corporation or the Bank similar in effect to any of the foregoing and designated as a Change in Control by the Corporation Board.

(e)          “Code” means the Internal Revenue Code of 1986, as amended.

(f)          “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(g)          “Disability” means a condition entitling Executive to benefits under the Bank’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Bank and applicable to Executive, “Disability” will mean Executive’s inability, by reason of any physical or mental impairment, to substantially perform Executive’s regular duties to the Corporation or the Bank, as determined by the Corporation Board or the Bank Board in its sole discretion (after affording Executive the opportunity to present Executive’s case), which inability is reasonably contemplated to continue for at least one year from its commencement and at least 90 days from the date of such determination.

(h)          “Good Reason” shall mean (i) a reduction of Executive’s Base Salary of ten percent (10%) or more, (ii) a material diminution in Executive’s authorities, duties, title or responsibilities, (iii) a relocation of Executive’s principal worksite to a location that is more than fifty (50) miles from the location at which Executive performed his job immediately prior thereto (unless such relocation reduces the Executive’s commute to such worksite, or (iv) any material breach by the Corporation or the Bank of this Agreement, in all cases after notice from Executive to the Corporation within ninety (90) days after the initial existence of any such condition that the condition constitutes Good Reason and the failure of the Corporation or the Bank to cure such situation within thirty (30) days after said notice.

(i)            “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

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EXHIBIT B

NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY

AND COOPERATION AGREEMENT

NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND COOPERATION AGREEMENT (the “Agreement”), dated as of May 25th, 2017, by and between MALVERN BANCORP, INC., a Pennsylvania business corporation (the “Corporation”), MALVERN FEDERAL SAVINGS BANK, a federally chartered stock savings bank (the “Bank”), and WILLIAM J. BOYLAN (“Executive”).

WHEREAS, the Corporation, the Bank and Executive are entering into an employment agreement of even date herewith (the “Employment Agreement”) pursuant to which Executive will be employed as Executive Vice President and Chief Lending Officer of the Corporation and the Bank; and

WHEREAS, given the senior executive position Executive will hold with the Corporation and the Bank, a critical inducement for the Corporation and the Bank to enter into such Employment Agreement is Executive’s agreement to the terms, conditions and restrictive covenants set forth in this Agreement; and

WHEREAS, Executive desires to enter into such Employment Agreement and this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in the Employment Agreement and herein, the parties hereby agree as follows:

1.          Confidentiality. For purposes of this Agreement, “Confidential Information” means all information, whether or not in writing, concerning the business, business relationships or financial affairs of the Corporation, the Bank and/or any of their respective Affiliates (as defined below) which has not entered the public domain (other than by failure of Executive to fully perform Executive’s obligations under this Agreement), and includes (i) corporate information, including trade secrets, know-how, plans, strategies, objectives, methods, contracts, policies, resolutions, negotiations or litigation; (ii) marketing information, including development plans and opportunities, strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or pricing policies, market analyses or projections; (iii) financial information, including cost and performance data, budgets, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (iv) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, diagrams, schematics, notes, data, inventions, improvements, concepts and ideas; and (v) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. For purposes of this Agreement, the terms “includes”, “including” and similar variations thereof are intended to be illustrative, and any illustrative items that follow any such terms shall not be limited to such illustrative items.

Executive agrees that:

(a) While working for the Corporation and/or the Bank, Executive may develop, acquire, have access to and/or otherwise have knowledge of Confidential Information.

(b) Confidential Information is and will continue to be the sole and exclusive property of the Corporation, the Bank and/or their respective Affiliates.

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(c) Executive will use Confidential Information only in the performance of Executive’s duties for the Corporation, the Bank and/or their respective Affiliates. Executive will not use Confidential Information at any time (during or after Executive’s employment with the Corporation and/or the Bank) for Executive’s personal benefit, for the benefit of any Person (as defined below) other than the Corporation, the Bank and/or their respective Affiliates, or in any manner adverse to the interests of the Corporation, the Bank, their respective Affiliates or their customers.

(d) Executive will not disclose Confidential Information at any time (during or after Executive’s employment with the Corporation and/or the Bank) except (x) as such disclosure may be required or appropriate in connection with Executive’s service to the Corporation and/or the Bank, or (y) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. Executive agrees to provide the Corporation or the Bank advance written notice of any disclosure pursuant to clause (y) of the preceding sentence and to cooperate with any efforts by the Corporation and/or the Bank to limit the extent of such disclosure. Notwithstanding the foregoing or anything else contained herein to the contrary, this Agreement shall not preclude Executive from disclosing Confidential Information to a governmental body or agency or to a court if and to the extent that a restriction on such disclosure would limit the Executive from exercising any protected right afforded the Executive under applicable law.

(e) Executive will safeguard Confidential Information by all reasonable steps and abide by all policies and procedures of the Corporation or the Bank in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes.

(f) Executive will execute and abide by all confidentiality agreements that the Corporation or the Bank reasonably requests Executive to sign or abide by, whether those agreements are for the benefit of the Corporation, the Bank, their respective Affiliates or a customer thereof.

(g) When Executive’s employment relationship with the Corporation and/or the Bank ends, Executive will immediately return to the Corporation or the Bank all materials containing and/or relating to Confidential Information and, except as the Corporation or the Bank may, in its sole discretion, expressly permit in writing, all equipment provided to Executive by the Corporation and/or the Bank during Executive’s employment, including without limitation all computers, laptops, cellular telephones, printers, facsimile machines and scanners. Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Corporation, the Bank and/or their respective affiliates.

Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

2.          Access Codes; Passwords. Any social media or other accounts that Executive opens or handles on behalf of the Corporation and/or the Bank constitutes property of the Corporation and/or the Bank. Executive shall provide all access codes, passcodes, and administrator rights to the Corporation or the Bank at any time during or after Executive’s employment on demand.

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3.          Non-Competition; Non-Solicitation. Executive acknowledges and understands that, in view of Executive’s position with the Corporation and/or the Bank, Executive will be afforded access to Confidential Information and have intimate knowledge of affairs of the Corporation and/or the Bank. Executive therefore agrees that during the course of Executive’s employment with the Corporation and/or the Bank and for a period of 12 months after Executive’s employment with the Corporation and/or the Bank ends (regardless of the reason therefor) (the “Restricted Period”), Executive will not, without the express prior written consent of the Corporation and/or the Bank:

(i) directly or indirectly whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any Competing Business (as defined below). For purposes of this Agreement, a “Competing Business” means any business or enterprise engaged, anywhere in the “Competitive Territory” (as defined below) in (A) banking or lending activities, or accepting deposits, (B) providing financial services or financial advice, or (C) any other activities in which the Corporation and/or the Bank or any of their respective Affiliates (as defined below) engaged, directly or indirectly, during Executive’s employment with the Corporation and/or the Bank. “Competitive Territory” shall mean an area that is within a 100 mile radius of any branch or office of the Corporation, the Bank and/or any of their respective Affiliates that is or was in existence during Executive’s employment with the Corporation and/or the Bank or any location where the Corporation, the Bank and/or any of their respective Affiliates had planned to establish a branch or office during the 12 months prior to Executive’s termination of employment. Notwithstanding the foregoing, the foregoing shall not prohibit any investment by Executive in publicly traded stock of a company representing less than one percent of the stock of such company;

(ii) solicit, induce, or assist any third Person in soliciting or inducing any Person that is (or was at any time within the 12 months prior to the solicitation or inducement) an employee, consultant, independent contractor or agent of the Corporation, the Bank and/or any of their respective Affiliates to leave the employment of the Corporation, the Bank and/or any of their respective Affiliates or cease performing services as an independent contractor, consultant or agent of the Corporation, the Bank and/or any of their respective Affiliates; provided however that the placement of a general advertisement that is not directly targeted at any such Person or Persons shall not violate this clause (ii);

(iii) hire, engage, or assist any third party in hiring or engaging, any individual that is or was (at any time within 12 months prior to the attempted hiring) an employee of the Corporation, the Bank and/or any of their respective Affiliates; or

(iv) other than for the benefit of the Corporation, the Bank and/or any of their respective Affiliates, solicit or interfere with the relationships of the Corporation, the Bank and/or any of their respective Affiliates with, or endeavor to entice away from the Corporation, the Bank and/or any of their respective Affiliates for a Competing Business, any Person that is or was (at any time within the 12-month period preceding the date that Executive’s employment with the Corporation and the Bank ends), a customer or “Prospective Customer” (as defined below) of the Corporation and/or the Bank; provided however that the placement of a general advertisement that is not directly targeted at any such Person or Persons shall not violate this clause (iii). A “Prospective Customer” is any Person with respect to whom or which the Corporation, the Bank and/or any of their respective Affiliates was engaged in solicitation at any time during the 12-month period preceding the date that Executive’s employment with the Corporation and the Bank ends and in which solicitation Executive was in any way involved or of which Executive otherwise had any knowledge or reasonably should have had any knowledge.

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For purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Corporation or the Bank has any direct ownership interest shall be treated as an Affiliate of the Corporation and the Bank, respectively.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

4.          Developments. Executive will make full and prompt disclosure to the Corporation or the Bank of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, software, formulae, techniques, trade secrets, graphics or images, audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Executive (alone or jointly with others) or under Executive’s direction during the period of Executive’s employment. Executive acknowledges that all work performed by Executive for the Corporation and/or the Bank is on a “work for hire” basis, and Executive hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Corporation and/or the Bank and its successors and assigns all Executive’s right, title and interest in all Developments that are created, made, conceived or reduced to practice by Executive (alone or jointly with others) or under Executive’s direction during the period of Executive’s employment and (a) relate to the business of the Corporation and/or the Bank or any of the products or services being researched, developed, manufactured or sold by the Corporation and/or the Bank or which may be used with such products or services; or (b) result from tasks assigned to Executive by the Corporation and/or the Bank; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Corporation and/or the Bank (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, Executive has set forth on Annex A attached hereto a complete list of Developments that Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of Executive’s employment with the Corporation and the Bank that Executive considers to be Executive’s property or the property of third parties and that Executive wishes to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause Executive to violate any prior confidentiality agreement, Executive understands that Executive is not to list such Prior Inventions in Annex A but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. Executive has also listed on Annex A all patents and patent applications in which Executive is named as an inventor, other than those which have been assigned to the Corporation and/or the Bank (“Other Patent Rights”). If no such disclosure is attached, Executive represents that there are no Prior Inventions or Other Patent Rights. If, in the course of Executive’s employment with the Corporation and/or the Bank, Executive incorporates a Prior Invention into a product, process or machine of the Corporation and/or the Bank or other work done for the Corporation and/or the Bank, Executive hereby grants to the Corporation and/or the Bank a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, Executive will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the prior written consent of the Corporation or the Bank.

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This Agreement does not obligate Executive to assign to the Corporation and/or the Bank any Development which, in the sole judgment of the Corporation and/or the Bank, reasonably exercised, is developed entirely on Executive’s own time and does not relate to the business efforts or research and development efforts in which, during the period of Executive’s employment, the Corporation and/or the Bank actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Corporation and/or the Bank. However, Executive will also promptly disclose to the Corporation and/or the Bank any such Developments for the purpose of determining whether they qualify for such exclusion. Executive understands that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 4 will be interpreted not to apply to any invention which a court rules and/or the Corporation and/or the Bank agrees falls within such classes. Executive also hereby waives all claims to any moral rights or other special rights which Executive may have or accrue in any Company-Related Developments.

Executive will cooperate fully with the Corporation and/or the Bank, both during and after Executive’s employment with the Corporation and/or the Bank, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. Executive will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Corporation and/or the Bank may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Corporation and/or the Bank is unable, after reasonable effort, to secure Executive’s signature on any such papers, Executive hereby irrevocably designates and appoints each officer of the Corporation and/or the Bank as Executive’s agent and attorney-in-fact to execute any such papers on Executive’s behalf, and to take any and all actions as the Corporation and/or the Bank may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

5.          Remedies Upon Breach.

(a)          Executive agrees that the restrictions contained in Sections 1, 2, 3, and 4 of this Agreement are necessary and appropriate to protect the business and goodwill of the Corporation and/or the Bank, and Executive considers them reasonable for such purpose. Executive agrees that the restrictions contained in this Agreement will not prevent Executive from obtaining gainful employment should Executive’s employment with the Corporation and the Bank end. Executive agrees that in any action seeking specific performance or other equitable relief, Executive will not assert or contend that any of the provisions of this Agreement are unreasonable or otherwise unenforceable.

(b)          Executive further agrees that in the event of Executive’s breach or threatened breach of any of the provisions of Sections 1, 2, 3, and 4 of this Agreement, the Corporation and/or the Bank would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, Executive agrees that in the event of a breach or threatened breach of any of those provisions, in addition to such other remedies that the Corporation and/or the Bank may have at law, without posting any bond or security, the Corporation and/or the Bank shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available, as well as attorneys’ fees and costs and an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such breach. The seeking of such injunction or order shall not affect the right of the Corporation and/or the Bank to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

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6.          Post-Employment Cooperation. Executive agrees that, during Executive’s employment, and for a period of [two (2)] years after Executive’s employment with the Corporation and the Bank ends (regardless of the reason therefor), upon reasonable request from the Corporation and/or the Bank, and after Executive’s employment ends, subject to Executive’s other business commitments, Executive will cooperate with the Corporation and/or the Bank in the defense of any claims or actions that may be made by or against the Corporation and/or the Bank that relate to the period of Executive’s employment with the Corporation and/or the Bank. The Corporation and/or the Bank agrees, to the extent permitted by applicable law, regulation and/or court rules, to reimburse Executive for Executive’s reasonable travel and other direct expenses incurred by Executive in extending such cooperation, so long as Executive provides advance written notice of the request for reimbursement and provides satisfactory documentation of the expenses to comply with Executive’s obligations under this Section 6.

7.          Prior Agreements. Executive represents that except as Executive has fully disclosed previously in writing to the Corporation and/or the Bank, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment with the Corporation and/or the Bank or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement as an employee of the Corporation and/or the Bank does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Corporation and/or the Bank. Executive will not disclose to the Corporation and/or the Bank or induce the Corporation and/or the Bank to use any confidential or proprietary information or material belonging to any previous employer or others.

8.          Survival and Assignment. Executive understands that Executive’s obligations under this Agreement will continue in accordance with its express terms regardless of any changes in Executive’s title, position, duties, salary, compensation or benefits or other terms and conditions of employment. Executive further understands that Executive’s obligations under this Agreement will continue following the termination of Executive’s employment regardless of the manner of such termination and will be binding upon Executive’s heirs, executors and administrators. Executive understands and agrees that the Corporation and/or the Bank has the right to assign this Agreement to its successors and assigns.

9.          Disclosure to Future Employers. During the Restricted Period (as defined in Section 3), Executive will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

10.         Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws. Executive agrees that no dispute or claim under this Agreement may be commenced, prosecuted or continued in any court other than the courts of the Commonwealth of Pennsylvania located in the city and county of Philadelphia or in the United States District Court for the Eastern District of Pennsylvania, which courts shall have jurisdiction over the adjudication of such matters, and Executive consents to the jurisdiction of such courts and personal service with respect thereto. The Corporation, the Bank and Executive hereby waive their respective rights to a trial by jury.

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11.         Severability. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. This Agreement is to be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof. The covenants and restrictions contained in this Agreement shall be deemed a series of separate covenants and restrictions. If, in any judicial proceeding, a court of competent jurisdiction should refuse to enforce all of the separate covenants and restrictions in this Agreement, then such unenforceable covenants and restrictions shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

12.         Entire Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

13.         Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Corporation or the Bank, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.         Notice. For the purposes of this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified U.S. mail, postage prepaid with return receipt requested, and by regular U.S. mail, postage prepaid, to Executive’s address, in the case of notices to Executive, and to the principal executive office of the Corporation, in the case of notice to the Corporation or the Bank.

15.         Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

16.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.         Review. Executive represents and warrants that: (i) Executive has read this Agreement and understands all the terms and conditions hereof; (ii) Executive has entered into this Agreement of Executive’s own free will and volition; (iii) Executive has been advised by the Corporation and/or the Bank that this Agreement is a legally binding contract and that Executive should seek Executive’s own independent attorney to review it; (iv) Executive has been afforded ample opportunity to consult with Executive’s own attorney regarding this Agreement; and (v) the terms of this Agreement are fair, reasonable and are being agreed to voluntarily in exchange for Executive’s employment or continued employment by the Corporation and/or the Bank.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:	MALVERN BANCORP, INC.

By: /s/ Anthony C. Weagley
Secretary	Name: Anthony C. Weagley
Title: President & CEO

ATTEST:	MALVERN FEDERAL SAVINGS BANK

By: /s/ Anthony C. Weagley
Secretary	Name: Anthony C. Weagley
Title: President & CEO

WITNESS:	WILLIAM J. BOYLAN

/s/ William J. Boylan

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ANNEX A

To:	Malvern Federal Savings Bank

From:	[●]

Date:	_____________________

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Corporation and/or the Bank that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Corporation and/or the Bank:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below:

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EXHIBIT C

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release Agreement”) is made as of this __ day of ______, 20__, by and between MALVERN BANCORP, INC., a Pennsylvania business corporation (the “Corporation”), MALVERN FEDERAL SAVINGS BANK, a federally chartered stock savings bank (the “Bank”), and WILLIAM J. BOYLAN, an adult individual (“Executive”). Capitalized terms not defined in this Release Agreement shall have the meanings ascribed to them under the agreement between the Employer and the Executive, dated ___________, 2017, (the “Employment Agreement”). In consideration of the mutual agreements set forth below and intending to be legally bound, the Executive and the Employer hereby agree as follows:

1. General Release.

a. In consideration of the payments and benefits required to be provided to the Executive under the Employment Agreement other than the Executive’s accrued but unpaid base compensation and any accrued but unpaid or otherwise vested benefits under any benefit or incentive plan determined at the time of the Executive’s termination of employment (such payments and benefits, the “Post-Termination Payments”) and after consultation with counsel, the Executive, for himself and on behalf of each of the Executive’s heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Employer and its affiliated companies, and each of its officers, employees, directors, shareholders, and agents (collectively, the “Releasees”) from any and all claims (including claims for attorney’s fees), actions, causes of action, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local, or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer, or director of the Employer and any of its affiliates, or the termination of the Executive’s service in any and all of such relevant capacities or (ii) the Employment Agreement; provided, however, that the release set forth in this Section shall not apply to (x) the payment and/or benefit obligations of the Employer or any of its affiliates, (collectively, the “Employer Group”) under the Employment Agreement, (y) any Claims the Executive may have under any plans or programs not covered by the Employment Agreement in which the Executive participated and under which the Executive has accrued and become entitled to a benefit, and (z) any indemnification or other rights the Executive may have under the Employment Agreement or in accordance with the governing instruments of any member of the Employer Group or under any director and officer liability insurance maintained by the Employer or any such group member with respect to liabilities arising as a result of the Executive’s service as an officer and employee of any member of the Employer Group or any predecessor thereof. Except as provided in the immediately preceding sentence, the Releasors further agree that the Post-Termination Payments shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Employer or any member of the Employer Group arising out of the Executive’s employment relationship under the Employment Agreement and the Executive’s service as an employee, officer or director of the Employer or a member of the Employer Group under the Employment Agreement or the termination thereof, as applicable.

2. Specific Release of Claims. In further consideration of the Post-Termination Payments, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have in connection with the Executive’s employment or termination of employment, arising under:

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a. Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act of 1990 (“ADA”), the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993 (“FMLA”), the Genetic Information Non-Discrimination Act of 2008 (“GINA”) and any similar federal, state or local laws, including without limitation, the Pennsylvania Human Relations Act, as amended and any other non-discrimination and fair employment practices laws of any state and/or locality in which the Executive works or resides, all as amended; and

b. the Fair Credit Reporting Act (“FCRA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”).

Notwithstanding anything contained herein to the contrary, no portion of any release contained in any Section of this Release Agreement shall release the Employer or the Employer Group from any Claims the Executive may have for breach of the provisions of this Release Agreement or to enforce this Release Agreement, that arise after the date of this Release Agreement, or to challenge the validity of the Executive’s release of ADEA Claims.

By signing this Release Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Employer or his then employer in connection with his termination of employment or retirement to consult with an attorney of his choice prior to signing this Release Agreement and to have such attorney explain to the Executive the terms of this Release Agreement, including, without limitation, the terms relating to the Executive’s release of Claims arising under this Section, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release Agreement prior to its signing; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release Agreement.

3. No Assignment of Claims. The Executive represents and warrants that he has not assigned any of the Claims being released hereunder.

4. Complaints. The Executive affirms that he has not filed any complaint against any Releasee with any local, state or federal court and agrees not to do so in the future, except for Claims challenging the validity of the release of ADEA Claims. The Executive affirms further that he has not filed any claim, charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local agency authorized to investigate charges or complaints of unlawful employment discrimination (together, “Agency”). The Executive understands that nothing in this Release Agreement prevents him from filing a charge or complaint of unlawful employment discrimination with any Agency or assisting in or cooperating with an investigation of a charge or complaint of unlawful employment discrimination by an Agency, provided however that, the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge, complaint or proceeding and disclaim entitlement to any such relief. Furthermore, if any Agency or court has now assumed or later assumes jurisdiction of any claim, charge or complaint on the Executive’s behalf against any Releasee, the Executive will disclaim entitlement to any relief.

5. Revocation. This Release Agreement may be revoked by the Executive within the seven-day period commencing on the date the Executive signs this Release Agreement (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the parties under this Release Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Employer prior to the expiration of the Revocation Period. In the event of revocation, the Executive shall not be entitled to the Post-Termination Payments, the receipt of which is conditioned on the Executive’s execution of this Release Agreement.

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6. Cooperation. The Executive agrees to cooperate with the Employer’s reasonable requests with respect to all matters arising during or related to his employment about which he has personal knowledge because of his employment with the Employer, including but not limited to all matters (formal or informal) in connection with any government investigation, internal Employer investigation, litigation (potential or ongoing), administrative, regulatory, or other proceeding which currently exists, or which may have arisen prior to or arise following the signing of this Release Agreement. Employer agrees to provide the Executive with reasonable advance notice of such requests and to accommodate Executive’s schedule. The Executive understands that the Employer agrees to reimburse Executive for his reasonable out-of-pocket expenses (not including attorney’s fees, legal costs, or lost time or opportunity) incurred in connection with such cooperation.

7. No Admission of Liability. The Executive agrees that this Release Agreement does not constitute, nor should it be construed to constitute, an admission by the Employer of any violation of federal, state, or local law, regulation, or ordinance, nor as an admission of liability under the common law or for any breach of duty the Employer owed or owes to the Executive.

8. Representations and Warranties. The Executive acknowledges and agrees that, except as disclosed on a disclosure schedule to be provided at the time of execution of this Release Agreement, (i) he is not aware of nor has he reported any conduct by any of the Releasees that violates any federal, state, or local law, rule, or regulation, (ii) he has not been denied any rights or benefits under the Family and Medical Leave Act of 1993 (“FMLA”) or any state or local law, act, or regulation providing for family and/or medical leave or been discriminated against in any way for exercising his rights under these laws, and (iii) in connection with offering the Post-Termination Payments, the Employer has not provided to the Executive, and has no obligation to provide to the Executive, any material non-public information as defined in applicable federal securities laws, concerning the Employer.

9. Confidentiality. The Executive agrees to maintain as confidential, the terms and contents of this Release Agreement, and the contents of the negotiations and discussions resulting in this Release Agreement, except (i) as needed to obtain legal counsel, financial, or tax advice, (ii) to the extent required by federal, state, or local law or by order of court (iii) as needed to challenge the release of ADEA Claims or to participate in an Agency investigation, or (iv) as otherwise agreed to in writing by an officer of the Employer. The Executive agrees that before he seeks legal counsel or financial or tax advice, he will secure an agreement from such counsel or advisors to adhere to the same confidentiality obligations that apply to him. The Executive agrees not to discuss either the existence of or any aspect of this Release Agreement with any employee or ex-employee of the Employer.

10. Successors. This Release Agreement is for the benefit of and is binding upon the Executive and his heirs, administrators, representatives, executors, successors, beneficiaries and assigns, and is also for the benefit of the Releasees and their successors and assigns.

11. Violation. If the Executive violates Sections 1 or 2 of this Release Agreement, the Employer will be entitled to the immediate repayment of the Post-Termination Payments. The Executive agrees that repayment will not invalidate this Release Agreement and acknowledges that he will be deemed conclusively to be bound by the terms of this Release Agreement and to waive any right to seek to overturn or avoid it. If the Executive violates Sections 1 or 2 of this Release Agreement before all of the Post-Termination Payments have been provided, the Employer may discontinue any unpaid conditional payments and benefits.

12. Additional Damages Available for Violation. The Executive agrees that the Employer will maintain all rights and remedies available to it at law and in equity in the event the Executive violates any provision of this Release Agreement. These rights and remedies may include, but may not be limited to, the right to bring court action to recover all consideration paid to the Executive pursuant to this Release Agreement and any damages the Employer may suffer as a result of such a breach.

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13. Entire Agreement and Amendment. This Release Agreement, together with the Employment Agreement as it may be amended from time to time, contains and constitutes the entire understanding and agreement between the parties hereto with respect to the Executive’s severance benefits and waiver and release of Claims against the Employer Group and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. This Release Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties and their respective agents, assign, heirs, executors, successors, and administrators. No delay or omission by the Employer in exercising any right under this Release Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Employer on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14. Applicable Law. This Release Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles, and except as preempted by federal law. Should any provision of this Release Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release Agreement.

15. Assignment. The Executive’s rights and obligations under this Release Agreement shall inure to the Executive’s benefit and shall bind the Executive, his heirs, administrators, representatives, executors, successors, beneficiaries and assigns. The Employer’s rights and obligations under this Release Agreement shall inure to the benefit of and shall bind the Employer, its successors and assigns. The Executive may not assign this Release Agreement. The Employer may assign this Release Agreement, but it may not delegate the duty to make any payments hereunder without the Executive’s written consent, which shall not be unreasonably withheld.

16. Severability. If any provision of this Release Agreement is held unenforceable by a court of competent jurisdiction, all remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

17. Notices. Any notice required to be provided to the Executive hereunder shall be given to the Executive in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Executive at the address of record with the Employer, or at such other place as the Executive may from time-to-time designate in writing. Any notice which the Executive is required to give to the Employer hereunder shall be given in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Senior Human Resources Officer at its principal office. The dates of mailing any such notice shall be deemed to be the date of delivery thereof.

The Executive is hereby advised that the Executive has up to twenty-one (21) calendar days to review this Release Agreement and that the Executive should consult with an attorney of the Executive’s choice prior to execution of this Release Agreement.

The Executive agrees that any modifications, material or otherwise, made to this Release Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration.

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Statement by the Executive who is signing below. By signing this Release Agreement, I acknowledge that the Employer has advised and encouraged me to consult with an attorney prior to executing this Release Agreement. I have carefully read and fully understand the provisions of this Release Agreement and have had sufficient time and opportunity (over a period of 21 days) to consult with my personal tax, financial and legal advisors prior to executing this Release Agreement, and I intend to be legally bound by its terms.

IN WITNESS WHEREOF, the parties, intending to be legally bound have executed this Release Agreement on the day and year first above written.

ATTEST:	MALVERN BANCORP, INC.

By:
Secretary

ATTEST:	MALVERN FEDERAL SAVINGS BANK

By:
Secretary

WITNESS:	WILLIAM J. BOYLAN

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